Exhibit 99.1
Summary of Compensation Program for Digital River, Inc. Non-Employee Directors
Under the program, non-employee directors will continue to receive cash and equity incentive compensation for their services on the Board of Directors and the Committees of the Board of Directors of Digital River, Inc. (the “Company”).
Cash Compensation: Each non-employee director shall receive $2,500 for each regular meeting of the Board that such director attends in person. If the attendance is by telephone, the compensation amount will be decreased to $1,000. In addition, each non-employee director will receive an annual retainer in the amount of $15,000, payable quarterly.
Equity Incentive Compensation: Each non-employee director receives an annual restricted stock grant of 5,000 shares of the Company’s common stock, which vests annually, one-third per year, over a three-year period. In addition to the aforementioned restricted stock grants, the chairmen of the Compensation, Nominating and Governance, and Finance Committees, each receives an additional annual restricted stock grant of 1,000 shares; the chairman of the Audit Committee receives an additional annual restricted stock of 2,000 shares; and members of the Audit Committee (other than the chairman) and the Board’s Lead Director each receives an annual restricted stock grant of 500 shares. All of these restricted stock grants vest annually, one-third per year, over a three year period. No other options or equity awards will be granted to the Company’s non-employee directors.
The Board will annually evaluate and consider whether to maintain or modify the compensation program for the non-employee directors.
Changes to Compensation Program for Digital River, Inc. Executive Officers
     On February 10, 2006, the Compensation Committee of the Board approved an annual bonus for the Company’s Chief Executive Officer’s performance during the fiscal year ended December 31, 2005 in the amount of $1,000,000, and the grant of an option to purchase 200,000 shares of the Company’s common stock, which will vest quarterly over a four year period, with no other changes to the base compensation payable to the Chief Executive Officer.
     On February 10, 2006, the Compensation Committee of the Board approved an annual bonus for the Company’s Chief Financial Officer’s performance during the fiscal year ended December 31, 2005 in the amount of $100,000, a grant of an option to purchase 10,000 shares of the Company’s common stock, which will vest quarterly over a four year period, and a grant of 10,000 shares of restricted stock, which will vest annually over a four year period, with no other changes to the base compensation payable to the Chief Financial Officer.